CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)(2)
Medium-Term Senior Notes, Series N	$21,670,000	$2,511.55

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Pursuant to Rule 456(b) under the Securities Act, a total of $177,696.55 remains of the fees previously paid on January 8, 2016. The filing fee for this issuance of $2,511.55 is drawn from that amount, such that $175,185.00 remains available for future registration fees.

Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-214120 and 333-214120-03

Pricing Supplement No. 2017–USNCH0371, Dated February 6, 2017
(To Underlying Supplement No. 5 dated October 14, 2016 and Prospectus Supplement and Prospectus each dated October 14, 2016)

US$21,670,000 Stated Principal Amount

Citigroup Global Markets Holdings Inc.

Medium-Term Senior Notes, Series N
All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Securities Due March 16, 2018 Based Inversely on the S&P GSCI® Total Return Index

▪	The return on the securities, which may be positive or negative, will be based inversely upon the performance of the S&P GSCI® Total Return Index (the “underlying index”). Unless redeemed by you or called by us, the securities will mature on March 16, 2018.

▪	All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

▪	The securities will bear interest at a floating rate per annum equal to 1-month U.S. dollar LIBOR minus 0.14%, subject to a minimum of 0.00%. Interest on the securities will be paid on the maturity date (except that in the event of a redemption or call, accrued interest will be paid on the date when payment is made in connection with such redemption or call). The amount you receive at maturity or upon your redemption or our call of the securities may be less, and possibly significantly less, than your initial investment in the securities.

▪	On any commodity business day prior to the scheduled final valuation date, you may redeem all or any portion (subject to the minimum redemption amount) of the securities you then hold in exchange for (i) the stated principal amount of the securities you have elected to redeem plus (ii) the supplemental return amount with respect to those securities as determined as of the commodity business day on which the notice of redemption is effective. The supplemental return amount may be negative, zero or positive. Therefore, the amount you receive upon your redemption of the securities may be less than your initial investment in the securities. If you elect to exercise your redemption option, you must offer to redeem at least 1,000 securities (US$1,000,000 aggregate stated principal amount) at one time.

▪	If on any commodity business day prior to the scheduled final valuation date the closing value of the underlying index is greater than or equal to 115% of the initial index value, we will call the securities in exchange for (i) the stated principal amount of the securities you then hold plus (ii) the supplemental return amount with respect to those securities as determined as of the commodity business day following that commodity business day. In these circumstances, the supplemental return amount is almost certain to be negative and is likely to result in a loss of more than 45%, and possibly up to all, of your initial investment.

▪	If you do not redeem and we do not call the securities, you will receive at maturity (i) the stated principal amount of the securities you then hold plus (ii) the supplemental return amount with respect to those securities as determined as of the final valuation date (scheduled to be March 2, 2018). The supplemental return amount may be negative, zero or positive. Therefore, the amount you receive at maturity may be less than your initial investment in the securities.

▪	On any commodity business day during the term of the securities, the supplemental return amount will be based on three times the inverse of the percentage change in the value of the underlying index from the initial index value to the final index value and will be determined after (i) adding the hypothetical interest accrued on the 13-week U.S. Treasury Bills from but excluding the initial valuation date to and including the relevant commodity business day and (ii) deducting a 0.17% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount) accrued from and including the initial valuation date to and including that commodity business day. See “Description of the Securities—Supplemental Return Amount.”

▪	Investing in the securities is not equivalent to investing directly in any commodity or commodity futures contract. The securities are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “CEA”). The securities are offered pursuant to an exemption from regulation under the CEA. Accordingly, you are not afforded any protection provided by the CEA or any regulation promulgated by the Commodity Futures Trading Commission.

▪	We will not apply to list the securities on any exchange.

▪	The CUSIP for the securities is 17324CF35. The ISIN for the securities is US17324CF356.

Investing in the securities involves significant risks. See “Risk Factors Relating to the Securities” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Security	Total
Public Offering Price	$1,000.00	$21,670,000.00
Underwriting Discount(1)	$0.00	$0.00
Proceeds to Citigroup Global Markets Holdings Inc.	$1,000.00	$21,670,000.00

(1) Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, is the underwriter of the securities and is acting as principal. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.

RISK FACTORS RELATING TO THE SECURITIES

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You will receive less than your initial investment at maturity or upon your redemption or our call of the securities if the value of the underlying index increases or does not decrease sufficiently.

The amount payable at maturity or upon your exercise of the redemption option or our call of the securities will be based inversely on the performance of the underlying index from the initial index value to the final index value. That amount will be determined after (i) adding the hypothetical interest accrued on the 13-week U.S. Treasury Bills from but excluding the initial valuation date to and including the relevant commodity business day and (ii) deducting a 0.17% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount). If the value of the underlying index increases or does not decrease sufficiently to offset the deduction of the annual fee, the amount you receive for each security will be less than the US$1,000 you paid for each security. This will be true even if the value of the underlying index at one or more other times during the term of the securities falls below the initial index value.

Leverage will magnify your losses if the value of the underlying index increases.

The supplemental return amount includes a leverage factor of three. This means that any percentage increase in the value of the underlying index from the initial index value to the final index value will result in a loss on your investment in the securities that is three times that percentage increase. For example, if the underlying index has increased by 10% from the initial index value to the final index value, you will incur a 30% loss on your investment in the securities (subject to positive incorporation of the hypothetical interest accrued on the 13-week U.S. Treasury Bills from but excluding the initial valuation date to and including the relevant commodity business day and the deduction of the 0.17% annual fee, leaving aside the effects of the coupon payment you receive, if any). You should not invest in the securities unless you are prepared to accept the potential for significant losses on a leveraged basis if the value of the underlying index increases.

The securities have a mandatory call feature, which increases the likelihood of loss on your investment.

We will call the securities if, on any commodity business day, the closing value of the underlying index is greater than or equal to 115% of the initial index value. If we call the securities in this circumstance, you will receive the stated principal amount of the securities you then hold plus (ii) the supplemental return amount as determined on the commodity business day following that commodity business day. In this circumstance, the supplemental return amount will almost certainly be negative and is likely to result in a loss of more than 45% (reflecting the 15% increase in the value of the underlying index multiplied by the leverage factor of 3), and possibly up to all, of your initial investment. If we call the securities, it is possible that your resulting losses on the securities will be greater than they would have been had the securities remained outstanding until maturity and had the supplemental return amount been determined instead on the final valuation date.

The securities may be adversely affected by “positive roll yields” in “backwardated” markets.

The underlying index tracks the value of a hypothetical long position in a basket of exchange-traded futures contracts on physical commodities, where the position is notionally “rolled” periodically out of certain of the futures contracts as the expiration dates of such futures contracts approach and into other futures contracts on the same physical commodities but with later expiration dates. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a certain future date for the physical delivery of such commodity. In order

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to avoid physical delivery and maintain continuing exposure to the basket of futures contracts, the underlying index unwinds its hypothetical positions in the component futures contracts before any expiration date thereof and replaces any such futures contract with a hypothetical position in another futures contract on the same physical commodity with a later expiration date. For example, a hypothetical commodity futures contract entered into in January may specify a February expiration. In February, the hypothetical commodity futures contract expiring in that month may be replaced with a futures contract on the same commodity expiring in April. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the underlying index is able to reflect continuing exposure to the basket of commodity futures contracts.

The “rolling” feature of the underlying index creates the potential for a significant positive effect (which will have a negative effect on the performance of the securities) on the level of the underlying index—which we refer to as a “positive roll yield”—that is independent of the performance of the spot price of the underlying physical commodities. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The underlying index would be expected to experience a positive roll yield if the prices of the commodity futures contracts comprising the underlying index tend to be lower than the spot prices for the underlying physical commodities. A market where futures prices are lower than the spot prices is referred to as a “backwardated” market. Commodity futures prices may be lower than spot prices for a variety of reasons, including a sudden increase in demand for, or an interruption in supply of, the underlying commodity—for example, as a result of adverse weather conditions or supply shortages caused by cartel activity, labor disruptions, accidents affecting production infrastructure or other events. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for any commodity futures contract is in backwardation, then the value of the futures contract would tend to increase over time (assuming the spot price for the underlying physical commodity remains unchanged), because the lower futures price would rise as it converges to the higher spot price by expiration. If the market for a commodity futures contract is in backwardation and the spot price for the underlying physical commodity remains constant, the underlying index would enter into a hypothetical position in the futures contract at the lower backwardation futures price and then unwind that position closer to the higher spot price, and then enter into a hypothetical position in a new futures contract at the lower backwardation futures price and unwind that position closer to the higher spot price, and so on over the term of the securities, all the while accumulating gains (which will have a negative effect on the performance of the securities) as a result of the lower backwardation price increasing toward the higher spot price.

Any positive roll yield with respect to a commodity futures contract will offset any losses in the spot price of the underlying physical commodity that may occur over the term of the securities, add to any increase and cause a steady increase in the value of the underlying index if the spot price of the commodity remains relatively constant.

Because the underlying index is composed of a basket of futures contracts, any depreciation of some of these futures contracts may be offset by appreciation by other futures contracts.

The underlying index tracks a basket composed of futures contracts on commodities. If some of these futures contracts depreciate and others appreciate, the losses from the depreciating futures contracts may be partially or wholly offset, or more than offset, by the gains from the appreciating futures contracts. Therefore, even if certain futures contracts in the underlying index depreciate, the underlying index may nevertheless increase, resulting in a loss to you, if others appreciate.

The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., and any actual or anticipated changes to either of their credit ratings and credit spreads may adversely affect the value of the securities.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, your investment would be at risk and you could lose some or all of your investment.

Your redemption option is subject to certain important conditions and limitations.

Your right to require us to redeem the securities on any commodity business day prior to the scheduled final valuation date is subject to certain important conditions and limitations. If you elect to exercise your redemption option, you must do so with respect to at least 1,000 securities (US$1,000,000 aggregate stated principal amount) at one time. In

PS-3

addition, to redeem your securities on any commodity business day, you must instruct your broker to take the following steps through normal clearing system channels by the relevant deadlines: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any day during the term of the securities; and (3) transfer your book-entry interest in the securities to the trustee or paying agent on our behalf on the fifth business day following the day on which your redemption is effective. If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any commodity business day, your redemption will be effective on that commodity business day. If we receive your official notice of redemption on a day that is not a commodity business day or after 10:00 a.m. New York City time on any commodity business day, your redemption will be effective on the first commodity business day following that day. In all cases, at the time you submit your notice of redemption, you will not know the final index value and, therefore, will not know the amount that you will receive upon redemption. Accordingly, if the value of the underlying index increases from the time you submit your notice of redemption until the time when the final index value is determined, the amount you receive upon redemption will be less than you expected at the time you submitted your notice of redemption.

The yield on the securities may be lower than the yield on a standard debt security of comparable maturity.

You will receive a coupon at a floating rate equal to 1-month U.S. dollar LIBOR minus 0.14%. As a result, unless the underlying index depreciates sufficiently, the effective yield on the securities may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

Changes in the composition or calculation of the underlying index may adversely affect your return on the securities.

The underlying index sponsor may modify the methodology for determining the composition and calculation of the underlying index at any time. The value of the underlying index may be affected if the underlying index sponsor makes any change to the underlying index or the manner in which it is calculated. Any such changes could adversely affect the supplemental return amount and the value of the securities.

If a commodity hedging disruption event occurs during the term of the securities, we may call the securities early for an amount that may result in a significant loss on your investment.

If a commodity hedging disruption event occurs, we may call the securities prior to the maturity date for an amount equal to the early call amount determined as of the early call notice date. The early call amount will be equal to the stated principal amount of your securities plus the supplemental return amount, as determined with respect to the early call notice date (or, if such day is not a commodity business day, the next succeeding commodity business day). This amount could be less than your initial investment and, therefore, could result in a loss on your investment in the securities.

The early call amount may be significantly less than the amount you would have received had we not elected to call the securities and had you been able instead to hold them to maturity. For example, the early call amount may be determined during a market disruption that has a significant adverse effect on the early call amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early call notice date, you might have achieved a significantly better return.

The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to call the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index.

Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities.

PS-4

Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute an investment in futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts. Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. For example, the price you pay to purchase the securities will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Legal and regulatory changes could adversely affect the return on and value of the securities.

Futures contracts, including those underlying the underlying index, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the exchanges have regulations designed to limit the amount of fluctuations in futures contract prices.

In addition, the regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action. The effect on the performance of the underlying index of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on a particular commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for certain futures contracts. The potential effects of these or other regulatory developments are impossible to predict. Any such effects may adversely affect the value of the securities.

Distortions or disruptions of market trading in the futures contracts underlying the underlying index could adversely affect the value of and return on the securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could affect the settlement price of any of the futures contracts underlying the underlying index in a way that adversely affects the underlying index.

The offering of the securities does not constitute a recommendation of a short position with respect to the underlying index by us or our affiliates.

You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the underlying index will perform in the future or as a recommendation to invest in the underlying index, including through an investment in the securities. As we are part of a global financial institution, we and our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

PS-5

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the value of the underlying index.

CGMI and other of our affiliates may publish research from time to time relating to commodity futures contracts and/or the underlying index. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence prices of the underlying futures contracts and, therefore, the value of the underlying index, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the underlying index and the merits of investing in the securities.

The level of the underlying index may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the futures contracts underlying the underlying index. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before any commodity business day on which the supplemental return amount is determined, which may involve, among other things, our counterparties purchasing or selling such futures contracts. This hedging activity could potentially affect the initial index value and, accordingly, potentially decrease the initial index value, which may adversely affect your return on the securities. Additionally, this hedging activity during the term of the securities, including on or near any relevant commodity business day, could positively affect the closing value of the underlying index on that day and, therefore, adversely affect your return on the securities. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.

CGMI and other of our affiliates may also trade the underlying futures contracts on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the closing value of the underlying index and, therefore, adversely affect the performance of the securities.

1-month U.S. dollar LIBOR and the manner in which it is calculated may change in the future.

The method by which 1-month U.S. dollar LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of 1-month U.S. dollar LIBOR or otherwise. We cannot predict whether the method by which 1-month U.S. dollar LIBOR is calculated will change or what the impact of any such change might be. Any such change could affect the level of 1-month U.S. dollar LIBOR in a way that has a significant adverse effect on the securities.

You will not have any rights with respect to any futures contracts or commodities underlying the underlying index.

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the future contracts or commodities underlying the underlying index. The securities are debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc., not an interest in the futures contracts or commodities underlying the underlying index.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

Citibank, N.A. – Commodity Derivatives Calculations, which is acting as the calculation agent for the securities, is an affiliate of ours. As calculation agent, Citibank, N.A. will make certain determinations with respect to the securities. Citibank, N.A. may be required to exercise judgment in making certain of these determinations, including in:

•	determining whether a market disruption event has occurred;

•	if a market disruption event occurs with respect to an index contract and continues until the relevant cut-off day, determining the settlement price of that index contract for purposes of determining the final index value and the supplemental return amount;

PS-6

•	if the underlying index is discontinued and we do not exercise our right to call the securities, identifying a successor index or, if none is available, calculating the level of the underlying index for purposes of determining the final index value and the supplemental return amount; and

•	determining whether a commodity hedging disruption event has occurred.

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any payments to you. The fact that Citibank, N.A. is our affiliate may cause it to have economic interests that are adverse to yours in making these determinations.

The U.S. federal tax consequences of an investment in the securities are uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts with an associated coupon payment, as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Because of the uncertain treatment of the securities, Non-U.S. Holders (as defined in “United States Federal Tax Considerations” below) should expect to be subject to withholding tax in respect of coupon payments on the securities at a rate of 30% or a lower treaty rate. In addition, as described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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DESCRIPTION OF THE SECURITIES

The following description of the particular terms of the Securities supplements the description of the general terms set forth in the accompanying prospectus supplement and prospectus. It is important for you to consider the information contained in this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Securities. If any specific information regarding the Securities in this pricing supplement is inconsistent with the more general terms of the Securities described in the accompanying prospectus supplement or prospectus, you should rely on the information contained in this pricing supplement.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for October 14, 2016 on the SEC Web site):

▪	Prospectus Supplement and Prospectus each dated October 14, 2016:

https://www.sec.gov/Archives/edgar/data/200245/000119312516738765/d271357d424b2.htm

General

The securities offered by this pricing supplement (the “Securities”) are index-linked securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. At maturity or upon your earlier redemption or our call, you might receive less than the stated principal amount of your investment in the Securities.

The Securities will bear interest at a floating rate per annum equal to 1-month U.S. dollar LIBOR minus 0.14%, subject to a minimum of 0.00%. At maturity or upon your redemption or our call of the Securities, you will receive (i) the stated principal amount of the Securities plus (ii) the Supplemental Return Amount, as determined as of the applicable Commodity Business Day specified below. The Supplemental Return Amount may be negative, zero or positive. Therefore, the amount you receive at maturity or upon your redemption or our call of the Securities may be less than your initial investment in the Securities.

The Supplemental Return Amount includes a leverage factor of three, will be based inversely on the change in the value of the S&P GSCI® Total Return Index (the “Underlying Index”) from the Initial Index Value to the Final Index Value and will be determined after (i) adding the hypothetical interest accrued on the 13-week U.S. Treasury Bills from but excluding the Initial Valuation Date to and including the relevant Commodity Business Day and (ii) deducting a 0.17% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the Supplemental Return Amount) accrued from and including the Initial Valuation Date to and including that Commodity Business Day. The deduction of the annual fee will reduce the Supplemental Return Amount and therefore the return on your Securities.

The Securities will be issued only in fully registered form and in denominations of US$1,000 per Security and integral multiples thereof. The Securities are part of a series of unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus. The Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. All payments due on the Securities are guaranteed by Citigroup Inc. The guarantee of payments due on the Securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment in the Securities is not guaranteed. All payments on the Securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Coupon

You will receive a coupon at a floating rate per annum equal to 1-month U.S. dollar LIBOR minus 0.14%, subject to a minimum of 0.00%. Interest on the Securities will be paid in cash on the Maturity Date (except that in the event of a redemption or call, accrued interest will be paid on the date when payment is made in connection with such redemption or call) (the “Interest Payment Date”). The 1-month U.S. dollar LIBOR rate applicable to any interest period will be determined on the second Business Day prior to February 9, 2017 (the “Issue Date”), in the case of the initial interest period, or the second Business Day prior to the 9th day of each month commencing in March 2017 (each an “Interest Reset Date”), in the case of all other interest periods. An interest period is the period from, and including, each Interest Reset Date to, but excluding, the following Interest Reset Date; provided that the initial interest period is the period from, and

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including, the Issue Date to, but excluding, the first Interest Reset Date and the final interest period will end on, but exclude, the Interest Payment Date.

The amount of the coupon payment (the “Coupon Amount”) will be calculated as follows:

Stated Principal Amount × Accrued Interest Factor

For purposes of calculating the Coupon Amount, “Accrued Interest Factor” means the sum of the Daily Interest Factors from, and including, the Issue Date to, but excluding, the Interest Payment Date.

“Daily Interest Factor” means, for each calendar day during any interest period, (a) the 1-month U.S. dollar LIBOR rate applicable to such interest period minus 0.14%, subject to a minimum of 0.00%, divided by (b) 360.

A “Business Day” is any day on which banking institutions in the City of New York and London, England are open for business.

Determination of 1-month U.S. Dollar LIBOR

1-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of one month, in marketable size, in the London interbank market. For any relevant date, 1-month U.S. dollar LIBOR will equal the rate for 1-month U.S. dollar LIBOR appearing on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) as of 11:00 a.m. London time on that date.

If a rate for 1-month U.S. dollar LIBOR is not published on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) on any day on which the rate for 1-month U.S. dollar LIBOR is required, then the Calculation Agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of one month as of 11:00 a.m. London time on such day. If at least two such quotations are so provided, the rate for 1-month U.S. dollar LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in New York City to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of one month as of approximately 11:00 a.m. New York City time on such day. If at least two such rates are so provided, the rate for 1-month U.S. dollar LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for 1-month U.S. dollar LIBOR will be 1-month U.S. dollar LIBOR in effect as of 11:00 a.m. New York City time on the immediately preceding Business Day.

Payment at Maturity

Unless redeemed by you or called by us, the Securities will mature on March 16, 2018 (the “Maturity Date”). You will receive at maturity (i) the stated principal amount of the Securities you then hold plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to March 2, 2018 (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day but in no event later than the Business Day immediately preceding the Maturity Date) (the “Final Valuation Date”). If the Maturity Date falls on a day that is not a Business Day, the Maturity Date will be postponed to the next succeeding Business Day.

Payment Upon Your Redemption

On any Commodity Business Day prior to the scheduled Final Valuation Date, you may redeem all or any portion of the Securities you then hold (subject to the Minimum Redemption Amount) in exchange for (i) the stated principal amount of the Securities you elect to redeem plus (ii) the Supplemental Return Amount with respect to the Securities you elect to redeem as determined with respect to the same Commodity Business Day on which the notice of redemption is effective.

Exercise of Your Redemption Option

If you elect to exercise your redemption option, you must do so with respect to at least 1,000 Securities (US$1,000,000 aggregate stated principal amount) at one time (the “Minimum Redemption Amount”). To redeem your Securities on any Commodity Business Day, you must instruct your broker to take the following steps through normal

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clearing system channels: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any Commodity Business Day from and including the Issue Date to but excluding the scheduled Final Valuation Date; and (3) transfer your book-entry interest in the Securities to the trustee or the paying agent on our behalf on the fifth Business Day following the day on which your redemption is effective. If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any Commodity Business Day from and including the Issue Date to but excluding the scheduled Final Valuation Date, your redemption will be effective on that Commodity Business Day. If we receive your official notice of redemption on a day that is not a Commodity Business Day or after 10:00 a.m. New York City time on any Commodity Business Day, your redemption will be effective on the first Commodity Business Day following that day. You will receive the amount payable to you upon your redemption on the fifth Business Day following the date your redemption is effective.

Payment Upon Our Call

If on any Commodity Business Day prior to the scheduled Final Valuation Date the closing value of the Underlying Index is greater than or equal to 115% of the Initial Index Value, we will call the Securities for (i) the stated principal amount of the Securities you then hold plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the Commodity Business Day following that Commodity Business Day (such following Commodity Business Day, the “Call Date”). You will receive the amount payable to you upon our call on the fifth Business Day following the Call Date.

Supplemental Return Amount

The “Supplemental Return Amount” will be calculated as follows, whether at maturity or upon your redemption or our call:

Stated Principal Amount ×	[	3 ×	{	Inverse Underlying Index Performance + TBill Amount – (0.17% ×	Elapsed Days	)	}	]
365

For the purpose of calculating the Supplemental Return Amount, “Elapsed Days” shall mean the number of calendar days from and including the Initial Valuation Date to and including the Commodity Business Day with respect to which the Supplemental Return Amount is determined.

The “Inverse Underlying Index Performance” will be calculated with respect to any relevant Commodity Business Day as (a) 1 minus (b) (i) Final Index Value divided by (ii) Initial Index Value.

The “Initial Index Value” is 2,399.658.

The “Final Index Value” is the closing value of the Underlying Index published by the Underlying Index Sponsor with respect to the Commodity Business Day with respect to which the Supplemental Return Amount is specified to be determined at maturity or pursuant to redemption or call, as applicable, subject to “—Consequences of Market Disruption Events”, “—Discontinuance of the Underlying Index” and “—Alteration of Method of Calculation” below.

The “Initial Valuation Date” is February 2, 2017.

The “Underlying Index Sponsor” is S&P Dow Jones Indices LLC.

The “TBill Amount” on any Commodity Business Day is determined as follows:

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“c” means, with respect to a Commodity Business Day d, the number of calendar days from (but excluding) the prior Commodity Business Day to (and including) such Commodity Business Day d.

“TBill(d-1)” means, with respect to a Commodity Business Day d, the most recent weekly auction high rate for 13-week U.S. Treasury Bills, as reported by the U.S. Treasury, provided that, if such auction high rate is published on such Commodity Business Day d, TBill(d-1) shall be the rate published for the most recent previous auction.

“Commodity Business Day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges for each Index Contract comprising the Underlying Index.

Consequences of Market Disruption Events

If a Market Disruption Event relating to or one or more of the commodities contracts underlying the Underlying Index or any Successor Index (each an “Index Contract”) is in effect on any relevant Commodity Business Day, the Calculation Agent will calculate the closing value of the Underlying Index in good faith in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the Market Disruption Event, using:

•	for each Index Contract that did not suffer a Market Disruption Event on such Commodity Business Day, the settlement price on the applicable Relevant Exchange of such Index Contract on such Commodity Business Day, and

•	for each Index Contract that did suffer a Market Disruption Event on such Commodity Business Day, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract (which settlement price for such Index Contract shall be used to determine the Final Index Value);

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each scheduled trading day from and including such Commodity Business Day to and including the earlier of the fifth scheduled trading day following such Commodity Business Day and the Business Day immediately preceding the Maturity Date (such earlier day, the “Cut-Off Day”), then the Calculation Agent will determine the price for such Index Contract on the Cut-Off Day acting in a good faith and commercially reasonable manner, taking into account the latest available quotation for the settlement price of such Index Contract and any other information that in good faith it deems relevant (which price shall be used to determine the Final Index Value).

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of, an Index Contract;

(B)	the settlement price on a Relevant Exchange of an Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of an Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

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(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Underlying Index or any commodity underlying the Underlying Index.

For purposes of the above, (a) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Underlying Index or any Successor Index; and (b) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Discontinuance of the Underlying Index

If the sponsor of the Underlying Index discontinues publication of the Underlying Index, we will have the right, but not the obligation, to call the Securities on the terms described in this paragraph. If we elect to call the Securities, we will provide notice of such call to the trustee, and we or the trustee will provide notice to the holders of the Securities (which shall be DTC for so long as the Securities are in book-entry form), at least five Business Days prior to the date on which the call price is to be paid, which will be the fifth Business Day following the date the Supplemental Return Amount with respect to the call is determined. If we call the Securities, we will pay you, for each Security you hold on the date of payment, an amount equal to (i) the stated principal amount of your Securities plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the last Commodity Business Day on which the closing value of the Underlying Index is scheduled to be published.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index and we do not call the Securities, and it or another entity (including another of our affiliates) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the value of the Underlying Index for purposes of the Securities will be determined by reference to the value of that index, which we refer to as a “Successor Index.” In such an event, the Calculation Agent will, in its sole discretion, make any adjustment to any value of the Underlying Index or the Successor Index used for purposes of the Securities as it may deem appropriate in order to account for the effect of the substitution.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor of the Underlying Index discontinues the publication of the Underlying Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Underlying Index, the value to be substituted for the Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Underlying Index prior to any such discontinuance.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index prior to the determination of the Supplemental Return Amount and the Calculation Agent determines that no Successor Index is available at that time, then on each Commodity Business Day until the earlier to occur of (a) the determination of the Supplemental Return Amount and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in computing the value of the Underlying Index as described above. If a Successor Index is selected or the Calculation Agent calculates a substitute value for the Underlying Index as described above, the Successor Index or value will be substituted for the Underlying Index for all purposes, including for purposes of determining whether a Commodity Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or a Successor Index is in any other way modified so that the value of the Underlying Index or a Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business

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in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Underlying Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or the Successor Index is so modified that the value of the Underlying Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Commodity Hedging Disruption Event

If, on any day during the term of the Securities up to but excluding the Final Valuation Date or any earlier date on which the Supplemental Return Amount for all outstanding Securities has been determined, the Calculation Agent determines that a Commodity Hedging Disruption Event has occurred, we will have the right, but not the obligation, to call the Securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “Early Call Notice Date”) on a date of our choosing that is no later than the 30th Business Day immediately following the Early Call Notice Date or earlier than the fifth Business Day following the Early Call Notice Date. A Commodity Hedging Disruption Event need not be continuing on the Early Call Notice Date or on the date on which the call price is paid. The amount due and payable on the Securities upon such call will be equal to the Early Call Amount determined as of the Early Call Notice Date.

A “Commodity Hedging Disruption Event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the Calculation Agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the Securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “Hedge Position”) or (ii) realize, recover or remit the proceeds of any such Hedge Position, in each case including (without limitation) if those Hedge Positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the Calculation Agent to determine which of the Hedge Positions are counted toward that limit).

The “Early Call Amount” will be equal to (i) the stated principal amount of the Securities then outstanding plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the Early Call Notice Date (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day).

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion under certain circumstances, including (i) determining whether a Market Disruption Event or a Commodity Hedging Disruption Event has occurred; (ii) if a Market Disruption Event occurs with respect to an Index Contract and has not been resolved by the Cut-Off Day, determining the price for that Index Contract to be used in the determination of the Final Index Value; and (iii) if the Underlying Index is discontinued and we do not exercise our call right, selecting a Successor Index or, if no Successor Index is available, performing an alternative calculation of the value of the Underlying Index. In exercising this discretion, the Calculation Agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date. The coupon payment will reflect accrued interest from, and including, the Issue Date to, but excluding, the date of acceleration.

In case of default under the Securities, whether in the payment of interest or any other payment due under the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

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Calculation Agent

The Calculation Agent for the Securities will be Citibank, N.A – Commodity Derivatives Calculations. All determinations made by the Calculation Agent will be made in good faith and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Securities. Citibank, N.A. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

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INFORMATION ABOUT THE UNDERLYING INDEX

The S&P GSCI® Total Return Index (the “Underlying Index”) is a total return version of the S&P GSCI®. The S&P GSCI® is a world production-weighted index that is designed to reflect the relative significance of the principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI® currently represents the return of a long interest in a portfolio of 24 commodity futures contracts. As a total return version of the S&P GSCI®, the Underlying Index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the S&P GSCI® plus hypothetical interest that could be earned at a Treasury bill rate on funds committed to the trading of the underlying futures contracts. The Underlying Index is calculated, maintained and published daily by S&P Dow Jones Indices LLC and is reported by Bloomberg L.P. under the ticker symbol “SPGCCITR.”

For more information about the S&P GSCI®, see “Commodity Index Descriptions—The S&P GSCI Indices” in the accompanying underlying supplement. You may access the underlying supplement on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for October 14, 2016 on the SEC Web site):

▪	https://www.sec.gov/Archives/edgar/data/200245/000095010316017120/dp69493_424b2-us5.htm

“S&P” and “GSCI” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.

Historical Information

The “closing value” of the Underlying Index on any day is the official closing level of the Underlying Index published with respect to that day, except as otherwise described in this pricing supplement in the section “Description of the Securities”.

The closing value of the Underlying Index on February 6, 2017 was 2,388.97.

The graph below shows the closing value of the Underlying Index for each day such value was available from January 3, 2012 to February 6, 2017. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the Underlying Index as an indication of future performance.

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UNITED STATES FEDERAL TAX CONSIDERATIONS

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a securities;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax on investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the tax treatment of the securities are uncertain. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with an associated coupon payment, with the consequences described below. In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

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We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts with an associated coupon payment. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts with an associated coupon payment.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Stated Interest Payment. There is no direct authority under current law addressing the proper tax treatment of the stated interest payment on a security or comparable payments on instruments similar to the securities. The stated interest payment may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. In the event that we are required to file information returns with respect to certain U.S. Holders, we intend to treat the stated interest payment as ordinary income when paid. You should consult your tax adviser concerning the treatment of the stated interest payment, including the possibility that it may be treated, in whole or in part, as includible in income on a current basis.

TBill Amount. There is also uncertainty about the treatment of the portion of the Supplemental Return Amount attributable to the TBill Amount, which could potentially be treated as ordinary income and be required to be accrued over the term of the securities. You should consult your tax adviser about these issues.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of a security, you should recognize taxable gain or loss equal to the difference between the amount realized (other than the stated interest payment) and your tax basis in the relevant security. Subject to the discussions under “Possible Taxable Event” below and “TBill Amount” above, (i) your tax basis in a security should equal the amount you paid to acquire it, and (ii) this gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if you have held the security for more than one year (although the treatment of any sales proceeds attributable to accrued but unpaid stated interest is unclear). The deductibility of capital losses is subject to limitations.

Possible Taxable Event. In the event of a change in the methodology by which the Underlying Index is calculated, a change in the components of the Underlying Index, the designation of a Successor Index or other similar circumstances resulting in a material change to the Underlying Index, it is possible that the securities could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes. In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

Possible Alternative Tax Treatments of an Investment in the Securities. Due to the lack of direct legal authority, there is significant uncertainty regarding the U.S. federal income tax consequences of your ownership and disposition of the securities. You may be required to include amounts in income during the term of the securities in addition to the stated interest payment you receive and/or to treat all or a portion of your gain or loss on the sale or retirement of the securities (in addition to any amounts attributable to accrued but unpaid stated interest, as discussed above) as short-term capital gain or loss, without regard to how long you have held the securities. It is also possible that the securities could be treated in their entirety as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your regular method of tax accounting, in each year that you held the securities you would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of your securities, even though we are not required to make any payment with respect to the securities until retirement. In addition, any income from the sale, exchange or retirement of the securities would be treated as ordinary income. Moreover, if you recognized a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively,

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the IRS could require the stated interest payment on the securities to be included in income at a time other than that described above.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Reportable Transactions

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code. “Reportable transactions” include, among other things, certain transactions identified by the IRS. In October 2015, the U.S. Treasury Department and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as reportable transactions. The notices apply to specified transactions in which a taxpayer or its “designee” has, and exercises, discretion to change the assets or an algorithm underlying the transaction. While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the securities is not expected, if the Calculation Agent were to exercise discretion under the terms of the securities and were treated as a holder’s “designee” for these purposes, unless an exception applied certain holders of the securities would be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to penalties. We might also be required to report information regarding the transaction to the IRS. You should consult your tax adviser regarding these rules.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including the issues discussed below, in light of your circumstances.

Stated Interest Payment. The U.S. federal income tax treatment of the stated interest payment is uncertain. In the event that we have responsibility as a withholding agent, we intend to treat the stated interest payment made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8 appropriate to your circumstances either (i) claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty or (ii) claiming that income in respect of the stated interest payment is effectively connected with your conduct of a United States trade or business. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld. We will not be required to pay additional amounts with respect to amounts withheld.

TBill Amount. There is also uncertainty about the treatment of the portion of the Supplemental Return Amount attributable to the TBill Amount. Because of this uncertainty, a withholding agent may withhold on such amount. You should consult your tax adviser about this risk. We will not be required to pay additional amounts with respect to amounts withheld.

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Sale, Exchange or Retirement of the Securities. Subject to the discussion above regarding the TBill Amount and the discussion below regarding backup withholding, any gain from the sale, exchange or retirement of the securities generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to accrued but unpaid stated interest may be subject to withholding tax.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Alternative Tax Treatments of an Investment in the Securities. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the securities,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require Non-U.S. Holders to accrue income in excess of the stated interest payment, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will generally be subject to information reporting unless you qualify for an exemption. It is likely that the stated interest payment will be subject to information reporting unless you are a U.S. Holder who qualifies for an exemption. This amount may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. Holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a Non-U.S. Holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). While the treatment of the securities is unclear, you should assume that the stated interest payment on the securities will be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

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You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated March 8, 2016 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc., govern the sale and purchase of the Securities.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to Citigroup Global Markets Inc., US$21,670,000 aggregate stated principal amount of Securities (21,670 Securities). Citigroup Global Markets Inc. proposes to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Global Markets Holdings Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Our or Our Affiliates’ Hedging Activity Could Result in a Conflict of Interest” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

We expect that delivery of the Securities will be made against payment therefor on or about the third Business Day after the date the Securities are priced.

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BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

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The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

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VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the Securities nor the issuance and delivery of the Securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the Securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such Securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those

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of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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